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Exhibit 5.1

April 27, 2001

Board of Directors
FEI Company
7451 NW Evergreen Parkway
Hillsboro, Oregon 97124

    We have acted as counsel for FEI Company (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 6,900,000 shares of common stock of the Company (the "Shares"). We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

    Based on the foregoing, it is our opinion that:

    (1) The Company is a corporation existing under the laws of the state of Oregon;

    (2) The Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

    We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof, and to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ STOEL RIVES LLP

                      STOEL RIVES LLP

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April 27, 2001